STOCK PURCHASE AGREEMENT

among

CAVALIER HOMES, INC.
“Seller”

TRIAD FINANCIAL SERVICES, INC.
“Purchaser”

and

CIS FINANCIAL SERVICES, INC.
“Company”

Dated as of January 21, 2009

Table of Contents

1.44 SELLER INDEMNIFIED PARTIES	8
1.45 SHARES	8
1.46 SUBSIDIARY	8
1.47 TAXES	8
1.48 TAX RETURNS	9
1.49 TERMINATION DATE.	9
1.50 THIRD PARTY CLAIM	9
1.51 UNAUDITED FINANCIAL STATEMENTS	9

ARTICLE 2 SALE OF STOCK	9
2.1 PURCHASE AND SALE OF THE SHARES	9
2.2 PURCHASE PRICE	9

ARTICLE 3 CLOSING	9
3.1 CLOSING	9
3.2 DELIVERIES BY SELLER AT CLOSING	9
3.3 DELIVERIES BY PURCHASER AT CLOSING	10

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER	10
4.1 ORGANIZATION AND POWER	10
4.2 ENFORCEABILITY OF AGREEMENT	10
4.3 EFFECT OF AGREEMENT	10
4.4 AUTHORIZED CAPITALIZATION OF THE COMPANY	11
4.5 OWNERSHIP AND TRANSFER OF THE SHARES	11
4.6 SUBSIDIARIES	11
4.7 FINANCIAL STATEMENTS AND UNDISCLOSED LIABILITIES	11
4.8 CONTRACTS	11
4.9 LEASES	12
4.10 LITIGATION	12
4.11 RESTRICTIVE DOCUMENTS	12
4.12 COMPLIANCE WITH LEGAL REQUIREMENTS	12
4.13 PROPRIETARY RIGHTS	12
4.14 TAX MATTERS	13
4.15 EMPLOYEE BENEFIT PLANS	14
4.16 ABSENCE OF CERTAIN EVENTS	16
4.17 GOVERNMENT PERMITS	17
4.18 TITLE TO PROPERTIES	17
4.19 INSURANCE	17
4.20 BOOKS AND RECORDS	17
4.21 EMPLOYEES	17
4.22 BROKER’S OR FINDER’S FEES	17

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER	18
5.1 ORGANIZATION	18
5.2 AUTHORITY RELATIVE TO AGREEMENT	18
5.3 ENFORCEABILITY OF AGREEMENT	18
5.4 EFFECT OF AGREEMENT	18
5.5 BROKER’S OR FINDER’S FEES	18

ARTICLE 6 COVENANTS OF SELLER	18
6.1 CONDUCT OF BUSINESS	18
6.2 EXCLUSIVE DEALING	19
6.3 ACCESS AND INFORMATION	19
6.4 CURRENT INFORMATION	20
6.5 SECTION 338(H)(10) ELECTION	20
6.6 FURTHER ASSURANCES	20
6.7 INSURANCE POLICIES	20
6.8 BONDS	20

ARTICLE 7 COVENANTS OF PURCHASER	20
7.1 FURTHER ASSURANCES	20

ARTICLE 8 CONDITIONS TO CLOSING	20
8.1 CONDITIONS TO BOTH PARTIES’ OBLIGATION	20
8.2 CONDITIONS TO OBLIGATIONS OF PURCHASER	21
8.3 CONDITIONS TO OBLIGATIONS OF SELLER	21

ARTICLE 9 TERMINATION, AMENDMENT AND WAIVER	22
9.1 TERMINATION	22
9.2 EFFECT OF TERMINATION	22

ARTICLE 10 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION	22
10.1 SURVIVAL OF REPRESENTATIONS	22
10.2 INDEMNIFICATION BY SELLER	23
10.3 INDEMNIFICATION BY PURCHASER	23
10.4 TERMS AND CONDITIONS OF INDEMNIFICATION	23
10.5 LIMITATION ON INDEMNIFICATION	24
10.6 ARBITRATION	25

ARTICLE 11 COOPERATION AND ACCESS TO RECORDS	25
11.1 COOPERATION IN LITIGATION	25
11.2 TAXES	25
11.3 MAINTENANCE OF RECORDS	25

ARTICLE 12 MISCELLANEOUS	26
12.1 FLOW LOAN PORTFOLIO	26
12.2 HOLD LOAN PORTFOLIO	26
12.3 EXECUTION IN COUNTERPARTS	26
12.4 NOTICES	26
12.5 WAIVERS	27
12.6 ENTIRE AGREEMENT	28
12.7 CONSTRUCTION AND VENUE	28
12.8 SEVERABILITY	28
12.9 BINDING EFFECT	28
12.10 ASSIGNMENT	28
12.11 EXPENSES	28
12.12 PUBLICITY	29

Schedules and Exhibits

Schedule 4.1  Foreign Qualifications
Schedule 4.8  Contracts
Schedule 4.9  Leases
Schedule 4.10  Litigation
Schedule 4.13  Intellectual Property
Schedule 4.15  Employee Benefit Plans
Schedule 4.17  Government Permits
Schedule 4.19  Insurance
Schedule 4.21  Employees

Exhibit A  Form of Escrow Agreement
Exhibit B  Form of Lease Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT dated as of January 21, 2009, is among TRIAD FINANCIAL SERVICES, INC., a Florida corporation (“Purchaser”), CAVALIER HOMES, INC., a Delaware corporation (“Seller”), and CIS FINANCIAL SERVICES, INC., an Alabama corporation (the “Company” and, together with Purchaser and Seller, the “Parties”).

Background Statement

Seller owns all of the issued and outstanding shares (the “Shares”) of capital stock of the Company.  Seller desires to sell and Purchaser desires to purchase all of the Shares, upon the terms and subject to the conditions hereinafter set forth, and the Company desires to acknowledge and agree to the terms hereinafter set forth.
Statement of Agreement

Accordingly, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

The following terms shall have the meanings assigned to them below:

1.1  Affiliate.  “Affiliate” means any Person that owns or controls, is owned or controlled by or is under common ownership or control with the Person in question and any family member of such Person; “Control” means the possession, directly or indirectly, of the power to cause the direction of the management and policies of a Person, whether through the ownership of voting stock, securities or other equity interests, by contract or otherwise.

1.2  Audited Financial Statements.  “Audited Financial Statements” has the meaning assigned to it in Section 4.7.

1.3  Business Day.  “Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in Alabama are authorized or required to be closed.

1.4  CAC.  “CAC” means Cavalier Acceptance Company, LLC, an Alabama limited liability company.

1.5  Claim.  “Claim” has the meaning assigned to it in Section 10.4(a).

1.6  Claim Notice.  “Claim Notice” has the meaning assigned to it in Section 10.4(a).

1.7  Closing.  “Closing” and “Closing Date” have the meanings assigned to them in Section 3.1.

1.8  Code.  “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

1.9  Commercially Reasonable Efforts.  “Commercially Reasonable Efforts” means the efforts that a prudent business Person would use in similar circumstances to achieve a desired result in a reasonably efficient and cost-effective manner.

1.10  Company. “Company” has the meaning set forth in the first paragraph.

1.11  Contract.  “Contract” means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding, including any amendments, addendum, exhibits, schedules or other documents that form part of that Contract.

1.12  Controlled Group.  “Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001 (b) (1) of ERISA with the Company or (ii) that, together with the Company, is treated as a single employer under Section 414(f) of the Code.

1.13  Deposit.  “Deposit” has the meaning assigned to it in Section 2.2.

1.14  Employee.  “Employee” means all individuals (including common law employees, independent contractors and individual consultants) who as of the Closing Date are employed or engaged by the Company.

1.15  Employee Benefit Plan.  “Employee Benefit Plan” has the meaning assigned to it in Section 4.15(a).

1.16  Escrow Agent.  “Escrow Agent” means ServisFirst Bank.

1.17  Escrow Agreement.  “Escrow Agreement” means an Escrow Agreement among Purchaser, Seller and Escrow Agent, dated as of the Closing Date and substantially in the form of Exhibit A.

1.18  Financial Statements.  "Financial Statements" has the meaning assigned to it in Section 4.7.

1.19  Flow Loan Portfolio.  "Flow Loan Portfolio" means all flow and construction loans funded by the Company prior to the Closing Date and held by CAC at Closing.

1.20  Flow Loans.  "Flow Loans" has the meaning assigned to it in Section 12.1.

1.21  Former Employee.  “Former Employee” means all individuals (including common law employees, independent contractors, and individual consultants) who were employed or engaged by the Company but who are no longer so employed on the Closing Date.

1.22  Fundamental Representations.  “Fundamental Representations” means the representations and warranties made in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.7, 4.12, 4.13, 4.14, 4.15, 4.17, 4.18, 4.20, 5.1, 5.2, 5.3, 5.4 and 5.5.

1.23  GAAP.  “GAAP” means generally accepted accounting principles, consistently applied.

1.24  Hold Loan Portfolio.  “Hold Loan Portfolio” means a portfolio of loans held by CAC, with a current value of approximately $2.3 million, including any repossessions and/or losses directly related to the Hold Loan Portfolio.

1.25  Hold Loans.  “Hold Loans” shall have the meaning assigned to it in Section 12.2.

1.26  Indemnified Party.  “Indemnified Party” has the meaning assigned to it in Section 10.4(a).

1.27  Indemnifying Party.  “Indemnifying Party” shall have the meaning assigned to it in Section 10.4(a).

1.28  Intellectual Property.  “Intellectual Property” means all United States and foreign intellectual property, including without limitation patents, patent applications and other patent rights, trademarks, trade names, service marks, trade dress, brand names, logos, other trade designations (including unregistered names and marks), trademark applications, trademark registrations, service mark applications, service mark registrations, copyrights, copyright applications, inventions, inventors’ notes, moral rights, formulations, processes, methods, Internet domain names, Internet websites, URLs, trade secrets, software, computer programs, computer source codes, know-how, customer information, supplier information, proprietary development information, drawings and designs, and other proprietary rights.

1.29  Knowledge of Seller.  “To the knowledge of Seller” and similar phrases mean the knowledge of Seller, its officers, directors and senior level management, including without limitation, Paula Reeves and Mike Murphy.

1.30  IRS.  “IRS” means the Internal Revenue Service.

1.31  Lease Agreement.  “Lease Agreement” means a Lease Agreement between Purchaser and the Cavalier Real Estate Co., Inc., dated as of the Closing Date and substantially in the form of Exhibit B.

1.32  Legal Requirement.  “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or constitution law, ordinance, principle of common law (including equitable principles), statute, code, regulation, rule, order, decree, policy, guidance statement, treaty or decision, conclusion or determination made by a government official relating to or imposing liability or standards of conduct.

1.33  Liability Claim.  “Liability Claim” has the meaning assigned to it in Section 10.4(a).

1.34  Litigation Conditions.  “Litigation Conditions” has the meaning assigned to it in Section 10.4(a).

1.35  Liens.  “Liens” means liens, mortgages, security interests, statutory and involuntary liens, encumbrances, restrictions and judgment or other creditor liens.

1.36  Losses.  “Losses” means damages, losses, expenses, claims, demands, suits, causes of action, proceedings, judgments and liabilities, including reasonable attorneys’ fees and court costs.

1.37  Material Adverse Change (or Effect). “Material Adverse Change (or Effect)” means a change (or effect) in the financial condition, properties, assets, rights, operations, business or prospects that, individually or in the aggregate, is materially adverse to the relevant financial condition, properties, assets, rights, operations, business or prospects, as applicable, of the Person in question.

1.38  Maturity Date. “Maturity Date” shall have the meaning assigned to it in Section 12.1.

1.39  Notice Period.  “Notice Period” shall have the meaning assigned to it in Section 10.4(a).

1.40  Person. “Person” means an individual, general or limited partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity or a government or department or agency thereof.

1.41  Proprietary Rights.  “Proprietary Rights” has the meaning assigned to it in Section 4.13.

1.42  Purchaser Indemnified Parties.  “Purchaser Indemnified Parties” has the meaning assigned to it in Section 10.2.

1.43  Purchase Price.  “Purchase Price” has the meaning assigned to it in Section 2.2.

1.44  Seller Indemnified Parties.  “Seller Indemnified Parties” has the meaning assigned to it in Section 10.3.

1.45  Shares .  “Shares” has the meaning assigned to it in the Background Statement.

1.46  Subsidiary
.  “Subsidiary” means, with respect to any Person, another corporation or entity more than 50% of whose voting securities are owned, directly or indirectly, by the Person in question.

1.47  Taxes.  “Taxes” means (a) taxes, charges or other assessments imposed by any taxing authority, including but not limited to income, corporate, capital, excise, property, transfer, sales, use, value added, payroll, withholding, social security and franchise taxes, together with any interest, penalties and additions to tax, whether or not disputed, (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of the Company being a member of an affiliated, consolidated, combined or unitary group, (c) any liability for the payment of any amount of the type described in the preceding clauses (a) or (b) as a result of any express or implied obligation to indemnify any other Person, or (d) any liability for the payment of any amount of the type described in the preceding clauses (a), (b) or (c) as a result of being a successor or transferee.

1.48  Tax Returns.  “Tax Returns” means any return, report, statement, information return or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.49  Termination Date.  “Termination Date” has the meaning assigned to it in Section 9.1.

1.50  Third Party Claim.  “Third Party Claim” has the meaning assigned to it in Section 10.4(a).

1.51  Unaudited Financial Statements.  “Unaudited Financial Statements” has the meaning assigned to it in Section 4.7.

ARTICLE 2
SALE OF STOCK

2.1  Purchase and Sale of the Shares.  At the Closing, Seller shall sell and deliver, and Purchaser shall purchase and accept, the Shares.

2.2  Purchase Price. In full consideration for the Shares, Purchaser shall pay the total sum of $750,000.00 as follows: (i) upon executing this Agreement, deliver Two Hundred and Fifty Thousand and 00/100 Dollars ($250,000.00) to Escrow Agent, to be held and disbursed pursuant to the terms of the Escrow Agreement, by wire transfer of immediately available funds to an account designated by Escrow Agent to Purchaser at least two (2) Business Days prior to the date hereof (the “Deposit”), (ii) at Closing deliver (a) the Deposit plus (b) Five Hundred Thousand and 00/100 Dollars ($500,000.00) plus any Interest (as defined in the Escrow Agreement) earned on the Deposit by wire transfer of immediately available funds to an account designated by Seller to Purchaser at least two (2) Business Days prior to Closing, and (iii) within 180 days following Closing, pay to Seller the remaining principal balance, if any, on the Flow Loan Portfolio (collectively, the “Purchase Price”).

ARTICLE 3
CLOSING

3.1  Closing. The sale and purchase of the Shares and the consummation of the other transactions contemplated by this Agreement shall take place at the offices of Lowe, Mobley & Lowe, Attorneys at Law, on or before March 1, 2009 (the “Closing” or “Closing Date”).

3.2  Deliveries by Seller at Closing.  At the Closing, Seller shall deliver to Purchaser the following:

(a)  Certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank.

(b)  A Closing Certificate as to the matters specified in Section 8.2(a), (b) and (c), executed by Seller.

(c)  The Escrow Agreement, executed by Seller.

(d)  The Lease Agreement, executed by Seller.

(e)  All other documents required herein to be delivered by Seller.

3.3  Deliveries by Purchaser at Closing.  At the Closing, Purchaser shall deliver to Seller (or to Escrow Agent in the case of clause (a)) the following:

(a)  The wire transfer to Escrow Agent as provided in Section 2.2(ii).

(b)  A Closing Certificate as to the matters specified in Sections 8.3(a) and (b), executed by Purchaser.

(c)  The Escrow Agreement, executed by Purchaser.

(d)  The Lease Agreement, executed by Purchaser.

(e)  All other documents required herein to be delivered by Purchaser.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that:

4.1  Organization and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Alabama.  The Company is duly qualified to do business as a foreign corporation in the jurisdictions listed in Schedule 4.1, which constitute all of the jurisdictions where the conduct of its business or its ownership or lease of property requires it to be so qualified.

4.2  Enforceability of Agreement.  Seller has duly executed and delivered this Agreement.  This Agreement constitutes, and each of the Escrow Agreement and Lease Agreement when executed and delivered by Seller will constitute, valid and binding obligations of Seller, enforceable in accordance with their terms.

4.3  Effect of Agreement.  The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby do not and will not, to Seller’s knowledge (i) violate any provision of law applicable to Seller or to the Company; (ii) require the consent, waiver, approval, license or authorization of, or filing with, any Person; or (iii) with or without the giving of notice or the passage of time or both, conflict with or result in a breach or termination of, constitute a default under, or result in the creation of any Lien upon, any of the assets of Seller or the Company, pursuant to any provision of any mortgage, deed of trust, indenture or other agreement or instrument, or any order, judgment, decree or any other restriction of any kind or character, to which Seller or the Company is a party or by which either of them or their assets may be bound, except to the extent that written notice is required by Freddie Mac, Fannie Mae or any other government or state agencies with whom the Company does business, including, but not limited to, all insurance companies and any other entities with whom the Company has contracts.

4.4  Authorized Capitalization of the Company.  The authorized capital stock of the Company consists of 2,500 shares of common stock, $1.00 par value.  Seller owns all of the issued and outstanding shares of capital stock of the Company.  There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock or other equity interests of the Company, other than as contemplated by this Agreement.  After the consummation of the transactions contemplated by this Agreement, Purchaser will own all of the issued and outstanding capital stock of the Company, and there will be no other issued and outstanding capital stock of the Company whatsoever.

4.5  Ownership and Transfer of the Shares.  All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. Seller is the lawful owner of the Shares, free and clear of all Liens.  Seller has the full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey the Shares to Purchaser pursuant to this Agreement.  The delivery to Purchaser of the Shares pursuant to the provisions of this Agreement will transfer to Purchaser full, valid title thereto, free and clear of all Liens.  None of the certificates representing any of the Shares bears a legend of any kind thereon.

4.6  Subsidiaries.  The Company does not have any Subsidiaries.

4.7  Financial Statements and Undisclosed Liabilities. The audited balance sheet of the Company at December 31, 2006 and 2007, and their related audited statement of income and cash flows for the fiscal years then ended, together with the notes thereto (the “Audited Financial Statements”), and the unaudited balance sheet of the Company at November 1, 2008, and its related unaudited statement of income for the fiscal period then ended (the “Unaudited Financial Statements”, and, collectively with the Audited Financial Statements, the “Financial Statements”), were prepared in accordance with GAAP and present fairly the consolidated financial position, results of operations and cash flow of the Company as of the date and for the period indicated.  The Company does not have any material liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, whether or not such liabilities or obligations would have been required to be disclosed on a balance sheet prepared in conformity with GAAP, which are not reflected on the Financial Statements.

4.8  Contracts.  To Seller’s knowledge, Schedule 4.8 sets forth a correct and complete list as of the date hereof of all Contracts to which the Company is a party or by which it is bound or otherwise affected as of the date hereof (collectively, the “Contracts”).  Seller has delivered or made available to Purchaser, complete and correct copies of all written Contracts and detailed descriptions of any oral Contracts.  All of the Contracts are in full force and effect, and all parties to each Contract have performed in all material respects all of the obligations required to be performed by them to date and are not in default thereunder in any material respect.  No Contract to which the Company is a party, or by which any of its assets are bound, specifically limits the

Company’s freedom to compete or engage in any line of business or with any Person.  The Company will have all of the benefits arising under the Contracts following the Closing to the same extent as they existed prior to the consummation of the transactions contemplated in this Agreement.  The Contracts constitute all contracts, agreements, obligations, promises or undertakings (whether written or oral and whether express or implied) related to or used in the business of the Company.

4.9  Leases.  To Seller’s knowledge, Schedule 4.9 sets forth a correct and complete list of all leases under which the Company leases, as lessor or lessee, any real or personal property, along with the names of the parties to such leases (collectively, the “Leases”).  Seller heretofore has delivered to Purchaser a complete and correct copy of each Lease.  All of the Leases are in full force and effect and are enforceable in accordance with their terms, no party thereto is in material default or breach thereunder, and neither Seller nor the Company have received or sent a notice of breach or default thereunder.

4.10  Litigation.  To Seller’s knowledge, except for matters referenced in Schedule 4.10, there are no claims, actions, proceedings, arbitrations, or investigations pending or, to Seller’s knowledge, threatened against or relating to the Company or the business of the Company before any court or governmental or regulatory authority or body, and neither the Company nor any of its property is subject to any order, judgment, injunction or decree that materially and adversely affects the financial condition, assets, business or prospects of the Company.

4.11  Restrictive Documents.  To Seller’s knowledge, neither Seller nor the Company are subject to, or a party to, any charter, bylaw, mortgage, Lien, lease, license, permit, agreement, Contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, Legal Requirement or other restriction of any kind or character that materially and adversely affects the business practices, operations or condition of the business of the Company or any of its assets or property, or that would prevent consummation of the transactions contemplated by this Agreement, compliance by Seller with the terms, conditions and provisions hereof or the Company’s continued operation of its business after the date hereof on substantially the same basis as heretofore operated.

4.12  Compliance with Legal Requirements.  To Seller’s knowledge, the Company and its business are in compliance in all material respects with all applicable Legal Requirements, including without limitation those relating to (a) franchises and business opportunities, (b) wages, hours, hiring, non-discrimination, promotion, retirement, benefits, pensions, working conditions and real estate licensure, (c) health and safety, (d) zoning and building codes, (e) production, storage, processing, advertising, sale, transportation, use and warranty of services and products, and (f) the Americans with Disabilities Act.  Neither the Company nor Seller has received notice from any governmental or regulatory agency or authority that it is not in such compliance.

4.13  Proprietary Rights.   To Seller’s knowledge, Schedule 4.13 sets forth a correct and complete list of all Intellectual Property that is material to the conduct of the business of the Company (the “Proprietary Rights”).  The Company has the right to use such Proprietary Rights in connection with its business as presently being and historically conducted, and no claim has been made against the Company that such use violates the rights of any third party.

All Proprietary Rights of the Company are free from any Liens, except as stated herein, there is no default with respect thereto on the part of the Company, and such Proprietary Rights have not been and are not now being challenged in any way or involved in any pending or threatened infringement, unfair competition or other proceeding.  The Company is not infringing the rights of any other Person with respect to any Proprietary Right and has not received any claim of any such infringement or violation.  None of the rights to any Proprietary Right will be impaired in any way by the transactions contemplated by this Agreement.

4.14  Tax Matters.

(a)  Seller and the Company, as applicable, (i) have timely filed or will timely file (if not yet due) with the appropriate governmental authorities all Tax Returns and reports required to be filed by and on behalf of the Company or its business and (ii) have timely paid or will timely pay (if not yet due) all Taxes, interest, penalties, assessments and deficiencies and other governmental charges upon the Company and the properties, assets, income, business, sales and payrolls generated by it, including all amounts assessed as additional Taxes, penalties and interest, related to periods ending on or prior to Closing, except where the failure to file or pay any taxes, interest, penalties, assessments or other deficiencies would not have resulted in any material adverse effect or was otherwise waived by the appropriate taxing authority.

(b)  The IRS has not audited, or to Seller’s knowledge, begun any audit of the federal income Tax Returns of the Company for any tax year of the Company ending on or prior to Closing.  The Company has not executed or filed with the IRS or any other taxing authority any agreement extending the period for assessment or collection of any income or other Taxes.

(c)  The Company is not a party to any pending action, proceeding or investigation nor, to the knowledge of Seller, is any action, proceeding or investigation threatened by any governmental authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted against the Company, and no governmental authority has taken any position in the past with respect to any such action, proceeding or investigation or threat thereof regarding Taxes that could be detrimental to the Company.

(d)  The Company has withheld proper and accurate amounts from its employees in full and complete compliance with all withholding and similar provisions of the Code and all other applicable Legal Requirements.  The Company has timely filed or will timely file (if not yet due) the proper federal, foreign, state and local returns, reports and estimates with respect to employee income Tax withholding, social security Taxes and unemployment Taxes (or comparable or similar Taxes or charges) for all years and periods (or portions thereof) for which such returns and reports were due, and any and all amounts that were due and payable have been paid in full.  All payments (including interest and penalties thereon) due from the Company with respect to the employee income Tax withholding, social security Taxes and unemployment Taxes (or comparable or similar Taxes or charges) of the Company or its business for any year or period (or portions thereof) ended on or prior to the Closing Date have been paid in full or will be paid in full (if not yet due).

(e)  No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including any applicable statute of limitation) or the period for filing any Tax Return, in each case with respect to the Company or its business or assets, is currently in effect with respect to the Company with any taxing authority.  None of its assets is a Contract, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of a penalty or excise Tax that could be imposed on Purchaser pursuant to Sections 162(m), 280G, 404, 409A or 4999 of the Code.

(f)  To Seller’s knowledge, there are no Liens for Taxes upon any of the assets of the Company, except Liens for current Taxes not yet due.

(g)  No more than fifty percent (50%) of the stock (by vote or value) of the Company has been disposed of or sold by the shareholders of the Company within the past twelve (12) months (whether in one or more transactions).

(h)  No “Section 197 intangible” as defined in Section 197 of the Code (including goodwill and going concern value) being acquired pursuant to the transactions contemplated by this Agreement was owned, held or used at any time on or prior to August 10, 1993 by any of the Company or a “related person” (as defined in Section 197 of the Code and the regulations thereunder).

4.15  Employee Benefit Plans

(a)  Except for the plans listed in Schedule 4.15, with respect to any Employee or Former Employee, the Company does not presently maintain, contribute to or have any liability under any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, cafeteria, flexible benefit, medical expenses reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, savings, deferred compensation, consulting, severance pay or termination pay, vacation pay, life insurance, welfare or other employee benefit or fringe benefit plan, program or arrangement (each an “Employee Benefit Plan”).

(b)  Neither the Company nor any member of the Controlled Group currently has, and at no time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(c)  There is no pending or, to the knowledge of Seller, threatened material legal action, proceeding or investigation against or involving any Employee Benefit Plan.

(d)  Copies of the following materials have been delivered or made available to Purchaser: (i) all current and prior plan documents with respect to each Employee Benefit Plan, or in the case of an unwritten Employee Benefit Plan, a written description thereof, (ii) all determination letters from the IRS, (iii) all current and prior summary plan descriptions, summaries of material modifications, annual reports and summary annual reports, (iv) all current and prior trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Employee Benefit Plan, and (v) any other documents, forms or other instruments relating to any Employee Benefit Plan reasonably requested by Purchaser.

With respect to each Employee Benefit Plan that is a group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group have complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(e)  Each Employee Benefit Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable laws in all material respects.  There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Benefit Plans that could result in any liability or excise Tax under ERISA or the Code being imposed on the Company.

(f)  Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(g)  No Employee Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(h)  All (i) insurance premiums required to be paid by the Company with respect to, (ii) benefits, expenses, and other amounts due and payable by it under and (iii) contributions, transfers, or payments required to be made by the Company to, any Employee Benefit Plan prior to the date of this Agreement have been or will be paid, made or accrued by the appropriate Company on or before the date of this Agreement.

(i)  All contributions, transfers and payments in respect of any Employee Benefit Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code.

(j)  With respect to any insurance policy providing funding for benefits under any Employee Benefit Plan, (i) there is no liability of the Company in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of Seller, no such proceedings with respect to any such insurer are imminent.

(k)  No Employee Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law or (ii) death or retirement benefits under any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(l)  The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company to any Employee, Former Employee, or current or former officer, director or consultant (or dependents of such Persons) of the Company, or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any Employee or Former Employee, or any current or former officer, director or consultant (or dependents of such Persons), of the Company.

(m)  The Company has not agreed or committed to institute any plan, program, arrangement or agreement for the benefit of any of its Employees or Former Employees other than the Employee Benefit Plans, or to make any amendments to any of the Employee Benefit Plans.  The Company has reserved all rights necessary to amend or terminate each of the Employee Benefit Plans without the consent of any other Person.

(n)  No Employee Benefit Plan provides benefits to any individual other than Employees or Former Employees or the dependents or other beneficiaries of any such Employee or Former Employee.

(o)  No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any Employee, Former Employee, officer or director of the Company who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Benefit Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(p)  The vacation and other paid time off provided by the Company to its employees does not carry forward from one calendar year to the next.  As of December 31, 2008, none of the Employees have any accrued and unused vacation or other paid time off, except for sick days, which can be carried forward for up to thirty (30) days.

4.16  Absence of Certain Events.  To Seller’s knowledge, since December 31, 2008, the business of the Company has been conducted only in the ordinary course, and there has not been any Materially Adverse Change or any event that involved any significant possibility of a Materially Adverse Change, in the condition (financial or otherwise) of the assets, liabilities, or results of operations of the Company or its business.  Since December 31, 2008, the Company has not (i) acquired any properties or assets or sold, assigned, leased, transferred or disposed of any of its assets, in each case other than in the ordinary course of business, consistent with past practices, (ii) engaged in any new business or invested in, or made any loan, advance or capital contribution to, or otherwise acquired the securities of, any other Person, (iii) subjected any of its assets to any new Liens, (iv) amended or terminated any of its Contracts, (v) entered into or become a party to any new contract, or modified or renewed any Contract, (vi) terminated, amended, restated, supplemented or waived any rights under any Contract, any Proprietary Rights, or any permit or license, (vii) changed or modified its credit, collection or payment policies, procedures or practices, or failed to pay or delayed payment of payables or other liabilities, (viii) amended its organizational documents, (ix) taken any action that would adversely affect title to its assets or (x) increased the compensation of any Employee, Former Employee or officer or director of the Company.

4.17  Government Permits .  To Seller’s knowledge, the Company is in substantial compliance with all material permits, licenses, orders and approvals of all federal, state, local or foreign governmental or regulatory bodies required for it to carry out its business as presently conducted, all of which are listed in Schedule 4.17.  All such permits, licenses, orders and approvals are in full force and effect, and no suspension or cancellation, nor any proposed adverse modification of any of them, is pending or, to the knowledge of Seller, threatened.

4.18  Title to Properties.  The Company has good and marketable title to all of the properties and assets utilized in the operation of its business, including all of the assets reflected in the Financial Statements.  There are no Liens encumbering any of the Company’s assets or otherwise affecting its business.  Seller has, and has caused its Affiliates to, transfer to the Company any assets utilized in the operation of its business that are not already owned or leased from third parties by the Company.  The assets owned or leased by the Company as of the Closing will constitute all of the assets historically utilized by the Company in the operation of its business.

4.19  Insurance.  Set forth in Schedule 4.19 is a complete list of all insurance policies that the Company maintains or within the last three years has maintained with respect to its business.  The current policies are in full force and effect, and to Seller’s knowledge, cover the Company and its business against all risks typically insured by Persons engaged in activities similar to the business of the Company.

4.20  Books and Records.  To Seller’s knowledge, the minute books of the Company contain materially accurate records of all meetings, corporate actions and written consents of the shareholders and the Board of Directors of the Company.  Following the Closing, Purchaser shall own and have unfettered access to and possession of all business records, data and written materials generated by Seller or the Company in connection with the operation of the business of the Company since its inception, except for any such records previously destroyed by the Company in accordance with its standard record retention policy.

4.21  Employees.  Schedule 4.21  sets forth a correct and complete current list of the employees of the Company, including their salary, bonus and other compensation information for fiscal years 2007 and 2008 to date, classification, accrued vacation, and whether such employee is active or on maternity, sick or other leave (with the expected return date of such employee).  The Company is (i) not now nor has it ever has been a party to any collective bargaining agreement nor (ii) to Seller’s knowledge, is engaged in any unfair labor practice, has any unfair labor practice charge or complaint before the National Labor Relations Board pending or threatened against it or (iii) has received any notice of any charge, complaint or proceeding pending or, to the knowledge of Seller, threatened against it before the Equal Employment Opportunity Commission, Department of Labor or any other governmental authority.

4.22  Broker’s or Finder’s Fees.  No Person acting on behalf of Seller or the Company is or will be entitled to any commission or broker’s or finder’s fees from any of the Parties, the Company, or any of their Affiliates, in connection with any of the transactions contemplated herein.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that:

5.1  Organization.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.

5.2  Authority Relative to Agreement.  Purchaser has the corporate power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein.  Purchaser has authorized the execution, delivery and performance of this Agreement by all necessary corporate action.

5.3  Enforceability of Agreement. Purchaser has duly executed and delivered this Agreement.  This Agreement constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms.

5.4  Effect of Agreement.  The execution, delivery and performance of this Agreement by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby, do not and will not (i) violate any provision of law applicable to Purchaser; (ii) require the consent, waiver, approval, license or authorization of, or filing with, any Person; or (iii) with or without the giving of notice or the passage of time or both, conflict with or result in a breach or termination of, constitute a default under or result in the creation of any Lien upon any of the assets of Purchaser pursuant to any provision of any mortgage, deed of trust, indenture or other agreement or instrument, or any order, judgment, decree or other restriction of any kind or character, to which Purchaser is a party or by which Purchaser or any of its assets may be bound.

5.5  Broker’s or Finder’s Fees.  No Person acting on behalf of Purchaser is, or will be, entitled to any commission or fee from any of the Parties in connection with the transactions contemplated herein.

ARTICLE 6
COVENANTS OF SELLER

Seller covenants and agrees with Purchaser as follows:

6.1  Conduct of Business.  During the period from the date of this Agreement to the Closing Date, Seller shall refrain from taking any action that would cause the Company to conduct operations other than in the ordinary and usual course of business, including without limitation:

(a)  entering into any Contract or commitment except Contracts in the ordinary course of business;

(b)  acquiring, selling, transferring or disposing of any assets other than in the ordinary course of business, except as contemplated under this Agreement with respect to the transfer of the Flow Loans and the Hold Loan Portfolio to CAC and all other cash, except appropriate escrow cash and operating liabilities, offset by cash operating assets remaining on the balance sheet at closing date;

(c)  mortgaging, pledging or encumbering any of its assets;

(d)  failing to maintain its business, assets, relations with present employees, relations with customers and suppliers and its licenses and operations as an ongoing business or failing to preserve its goodwill, in accordance with past custom;

(e)  issuing or selling any shares of its capital stock, issuing or selling any securities convertible into, exercisable or exchangeable for, or options or warrants to purchase or rights to subscribe for, any shares of its capital stock, or entering into any Contract or other understanding or arrangement to do any of the foregoing;

(f)  declaring or paying any dividend or distribution on or with respect to its capital stock, except with respect to any dividends or distributions required to transfer the Flow Loans and the Hold Loan Portfolio to CAC and all other cash, except appropriate escrow cash and operating liabilities, offset by cash operating assets remaining on the balance sheet at closing date, changing the number of authorized shares of its capital stock or reclassifying, combining, splitting, subdividing or redeeming or otherwise repurchasing any shares of its capital stock; issuing, delivering, pledging, or encumbering any additional shares of its capital stock or other securities equivalent to or exchangeable for shares of its capital stock; or entering into any Contract or other understanding or arrangement to do any of the foregoing;

(g)  taking or omitting to take any action that would result in the representations and warranties contained in this Agreement and the related documents being untrue on the Closing Date; or

(h)  delaying or postponing the payment of accounts payable and other obligations and liabilities or accelerate the collection of accounts receivable.

6.2  Exclusive Dealing.  During the period from the date of this Agreement through March 1, 2009, Seller shall not take any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person other than Purchaser relating to the sale of the Shares or to a merger, sale of assets or similar transaction involving the Company.

6.3  Access and Information.  To the extent, and only to the extent, that Seller has the authority to do so, Seller shall use Commercially Reasonable Efforts to (i) cause the Company to permit Purchaser and its employees, agents, attorneys, accountants and other representatives, upon reasonable advance notice, to have full access to the premises and to all of the books, records, facilities and properties of the Company and (ii) cause the officers and employees of the Company to furnish Purchaser with such financial and operating data and other information with respect to the Company and its business operations, financial condition and prospects as Purchaser from time to time shall reasonably request.  Such review shall not affect or limit the representations and warranties made by Seller hereunder.

6.4  Current Information.  Seller shall advise Purchaser, as soon as practicable, of (i) the occurrence of any event that renders any of the representations or warranties of Seller herein misleading or inaccurate in any material respect, (ii) the failure of Seller to perform any of its covenants or agreements set forth herein or (iii) any unexpected emergency or other change in the normal course of business of the Company of which Seller becomes aware.

6.5  Section 338(h)(10) Election.  At Purchaser’s request, Seller and the Company shall join with Purchaser in making an election under Code Section 338(h)(10) (and, if required by law or if Purchaser so requests, under corresponding provisions of state or local income tax law) with respect to the purchase and sale of the Shares hereunder (collectively, the “Section 338(h)(10) Election”) and, in such event, the Seller shall include in its consolidated federal income Tax Return for the taxable year in which the sale of Shares occurs, the Tax items resulting from the Section 338(h)(10) Election (and, to the extent applicable, corresponding inclusions shall be made in the applicable state or local income Tax Returns).  If one or more Section 338(h)(10) Elections are requested by Purchaser, the Parties shall cooperate in the completion and timely filing of each Section 338(h)(10) Election.

6.6  Further Assurances. Seller shall use Commercially Reasonable Efforts to deliver such additional instruments and take such additional actions on, before and after the Closing Date as Purchaser reasonably may request for the purpose of carrying out the provisions of this Agreement.

6.7  Insurance Policies.  Seller or the Company shall maintain financial institutions bond insurance, errors and omissions insurance and commercial general liability insurance, each containing policy limits and deductibles generally consistent with the Company’s past practices, until the Closing Date.

6.8  Bonds.  Seller shall maintain any bonds in its name on the date hereof until the Closing Date.
ARTICLE 7
COVENANTS OF PURCHASER

Purchaser covenants and agrees with Seller as follows:

7.1  Further Assurances.  Purchaser shall use Commercially Reasonable Efforts to deliver such additional documents, and take such additional actions on, before and after the Closing Date as Seller reasonably may request for the purpose of carrying out the provisions of this Agreement.

ARTICLE 8
CONDITIONS TO CLOSING

8.1  Conditions to Both Parties’ Obligation.  The obligations of the Parties to be performed on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)  No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

(b)  No Action.  No action shall have been taken and no statute, rule or regulation shall have been enacted by any governmental authority that makes the consummation of the transactions contemplated by this Agreement illegal.

8.2  Conditions to Obligations of Purchaser.  Purchaser’s obligations to be performed on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)  No Material Adverse Change.  From December 31, 2008, through the Closing Date, there shall have been no Material Adverse Change in the business or condition, financial or otherwise, the results of operations or the prospects of the Company, and Seller shall have delivered to Purchaser a certificate, dated the Closing Date, stating that it has no actual knowledge of any such Materially Adverse Change.

(b)  Truth of Representations and Warranties.  The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and Seller shall have delivered to Purchaser a certificate, dated the Closing Date, to such effect.

(c)  Performance of Agreements.  All of the acts to be performed by Seller on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and Seller shall have delivered to Purchaser a certificate, dated the Closing Date, to such effect.

(d)  Financial Condition of the Company.  The Company shall have no outstanding debt balance on its balance sheets as agreed upon by the Parties prior to Closing.

(e)  Due Diligence.  Purchaser shall have been satisfied with the results of its due diligence review of the Company.

(f)  Proceedings.  All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident hereto and thereto, shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and Purchaser shall have received copies of all such documents and other evidence as it or its counsel reasonably may request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(g)  Consents.  Purchaser and the Company shall have obtained all necessary governmental, regulatory and third-party consents and approvals.

8.3  Conditions to Obligations of Seller.  Seller’s obligations to be performed on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)  Truth of Representations and Warranties.  The representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Purchaser shall have delivered to Seller on the Closing Date a certificate, dated the Closing Date, to such effect.

(b)  Performance of Agreements.  Each of the acts to be performed by Purchaser on or before the Closing Date pursuant to the terms hereof shall have been duly performed, and Purchaser shall have delivered to Seller a certificate, dated the Closing Date, to such effect.

ARTICLE 9
TERMINATION, AMENDMENT AND WAIVER

9.1  Termination. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)  by mutual written consent of Purchaser and Seller; or

(b)   by either Purchaser or Seller upon notice to the other if (i) there shall have been any material breach by the other Party of any representation, warranty, covenant or agreement set forth in this Agreement that (A) would give rise to the failure of a condition to the Closing hereunder and (B) has not been cured by 5:00 p.m. on the date immediately preceding the Termination Date; or (ii) the Closing shall not have occurred on or before 5:00 p.m. Eastern Time on March 1, 2009, the “Termination Date”); provided that, no Party that is in default of its covenants, agreements or representations shall have the right to terminate this Agreement.

9.2  Effect of Termination.  In the event of the termination of this Agreement by either Party as provided in Section 9.1, this Agreement shall become void and there shall be no liability or obligation hereunder on the part of either Party, except that (i) the provisions of Article 12 shall survive such termination, (ii) no Party shall have any liability to the other Party if the Closing shall not have occurred due to the failure of any condition to that Party’s obligations set forth in Article 8 unless due to its willful failure to perform its obligations hereunder; and (iii) the entire Deposit paid by Purchaser shall be returned to Purchaser within ten (10) days of the Termination Date.

ARTICLE 10
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

10.1  Survival of Representations.  The representations, warranties, covenants and agreements of the Parties contained in this Agreement shall survive the consummation of the transactions contemplated hereby (i) for the relevant statute of limitations or six (6) years, whichever is greater, in respect of the Fundamental Representations, covenants and agreements and (ii) for a period of three (3) years after the Closing Date in respect of all representations and warranties other than the Fundamental Representations (the “Survival Period”).  Each Party shall have the right to rely fully on the other Party's representations and warranties, and no investigation made by or on behalf of any Party shall diminish that Party’s right to rely on such representations and warranties.

10.2  Indemnification by Seller.  Seller shall indemnify Purchaser, its Affiliates and their employees, attorneys and agents (collectively, the “Purchaser Indemnified Parties”) against and hold them harmless from all Losses assessed, incurred or sustained by or against the Purchaser Indemnified Parties with respect to or arising out of (i) any events that occurred prior to the Closing Date, including without limitation each of the matters disclosed in Schedule 4.10; (ii) the failure of any representation or warranty made by Seller in this Agreement, or in any document or certificate executed and delivered by Seller pursuant to this Agreement, to be true and correct in all material respects as of the Closing Date, or (iii) the failure of Seller to fulfill any of its covenants or agreements hereunder or in any of the documents referred to herein or executed in connection herewith.

10.3  Indemnification by Purchaser.  Purchaser shall indemnify Seller, its Affiliates and its attorneys and agents (collectively, the “Seller Indemnified Parties”) against and hold them harmless from all Losses assessed, incurred or sustained by or against the Seller Indemnified Parties with respect to or arising out of (i) the failure of any representation or warranty made by Purchaser in this Agreement or in any document or certificate delivered pursuant to this Agreement to be true and correct in all material respects as of the Closing Date or (ii) the failure of Purchaser to fulfill any of its covenants or agreements contained herein or in any of the other documents referred to herein or executed in connection herewith.

10.4  Terms and Conditions of Indemnification. The obligations of the indemnifying parties shall be subject to the following terms and conditions:

(a)  Any Party claiming any right of indemnification under Section 10.2 or Section 10.3 (an “Indemnified Party”) shall notify the Party or Parties from whom indemnification is sought (the “Indemnifying Party”) as soon as is reasonably practicable after the Indemnified Party becomes aware of any claim that such Party has that may result in a Loss (a “Liability Claim”).  Any such notice shall specify the nature of the claim and the amount or estimated amount thereof (a “Claim Notice”).  If any Claim Notice identifies a Liability Claim brought by a third party (a “Third Party Claim” and together with the Liability Claims, the “Claims”), then the Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within 20 days (the “Notice Period”) after receipt of such Claim Notice, to assume and conduct the defense of such Third Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and consented to by the Indemnified Party, which consent shall not be unreasonably withheld or delayed (it being agreed that Lowe, Mobley & Lowe, Attorneys at Law, and Smith Hulsey & Busey, Professional Association, shall be acceptable counsel for purposes of this Section 10.4); provided that (i) the defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a Material Adverse Effect on the Indemnified Party; (ii) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (iii) the Third Party Claim solely seeks (and continues to seek) monetary damages; (iv) the Indemnifying Party expressly agrees in writing that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party may satisfy and discharge the Third Party Claim only in accordance with the limits set forth in this Agreement; and (v) the

Indemnifying Party expressly agrees in writing that it will be liable for any Losses incurred by the Indemnified Party pursuant to, and subject to the limitations set forth in, this Article 10 (the conditions set forth in clauses (i) through (v) are, collectively, the “Litigation Conditions”).  The Notice Period for a Third Party Claim shall be reduced appropriately if the date on which a responsive pleading or other document is required to be filed giving effect to any available extension occurs sooner than 20 days following receipt of a Claim Notice therefor.  In the event the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with the provisions of this Section 10.4(a), then the Indemnified Party may continue to defend the Third Party Claim.  If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 10.4(a), then the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Third Party Claim; provided that if (i) any of the Litigation Conditions cease to be met or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnified Party shall have the right to control the defense or settlement of such Claim, in its sole discretion, and the Indemnifying Party shall pay or reimburse the Indemnified Party for all reasonable costs and expenses paid or incurred in connection with such defense.   If a Claim is covered or potentially covered by an insurance policy maintained by either Party, the Indemnifying Party shall have the power, with the reasonable assistance of the Indemnified Party if necessary, to direct such insurance company to defend the Claim and the Parties shall reasonably cooperate with each other to facilitate such insurance defense.  The Indemnifying Party shall pay all amounts required under the deductible imposed by such insurance policy.

(b)  The Indemnified Party shall have the right to employ its own counsel in any case defended by the Indemnifying Party, but the fees and expenses of such counsel shall be at such Indemnified Party’s expense, except as otherwise expressly provided in Section 10.4(a).

(c)  In the event one Party (the “Potentially Indemnified Party”) shall assert a Liability Claim against the other Party (the “Potentially Indemnifying Party”) that is not a Third Party Claim, the Potentially Indemnifying Party shall have the right to dispute (a “Claim Dispute Notice”) the validity of the Liability Claim by advising the Potentially Indemnified Party in writing of such dispute within 15 Business Days of its receipt of the Claim Notice.  The Parties shall have thirty (30) days (the “Compromise Period”) after the Potentially Indemnified Party receives the Claim Dispute Notice to reach a compromise regarding the Liability Claim that is mutually acceptable to the Parties. Should the Parties fail to reach a mutually acceptable compromise during the Compromise Period, either Party shall be entitled to initiate an arbitration proceeding in accordance with Section 10.6.

10.5  Limitation on Indemnification

(a)  No Claim for indemnification in respect of Claims made pursuant to Section 10.2(ii) or Section 10.3(i), other than Claims in respect of Fundamental Representations (as to which this sentence shall not apply), shall be asserted by a Party pursuant to this Article 10 until the aggregate amount of all indemnifiable Losses shall exceed $25,000.00, after which time such Party may assert Claims for all of its indemnifiable Losses.  No Party’s total indemnification liability pursuant to this Agreement shall exceed an amount equal to the Purchase Price, except with respect to Losses resulting from fraud committed by the other Party, as to which there shall be no limit.

(b)  The sole and exclusive remedy of each Party and its successors and assigns against the other Party for damages arising from this Agreement shall be the indemnity set forth in this Article 10; provided that (i) each Party shall have all rights to specific performance and other equitable relief that may be available to it and (ii) each Party shall have all rights available to it under law in the event of fraud committed by the other Party.

10.6  Arbitration. Except as set forth in the final two sentences of this Section 10.6, any dispute or controversy arising under or in connection with this Agreement that is not settled through negotiations between the Parties shall be settled exclusively by arbitration in accordance with the Commercial Rules of the American Arbitration Association (AAA) then in effect (except to the extent that the procedures outlined below differ from such rules).  Within twenty (20) days after written notice that a dispute exists and that arbitration is requested has been delivered by either Party to the other Party and to the AAA, the Parties shall mutually agree upon an arbitrator.  The dispute shall be reviewed and decided by the arbitrator, and his decision shall be final and binding upon the Parties.  The Parties shall act as expeditiously as possible to select the arbitrator and conclude the dispute.  The selected arbitrator shall render his decision in writing.  The cost and expenses of the arbitration shall be borne equally by both Parties; provided, however, that each of the Parties shall be responsible for the fees and expenses of its attorneys, accountants, experts and other agents.  If advances are required by the arbitrators, each Party shall advance one-half of the estimated fees and expenses of the arbitrators.  Judgment may be entered on the arbitrators’ award in any court of competent jurisdiction.  Although arbitration is contemplated to resolve most disputes hereunder, either Party may proceed directly to any court of competent jurisdiction without engaging in arbitration to obtain temporary or permanent injunctive relief to protect its rights hereunder, the Parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement by the other.  The pursuit of an injunction shall not impair or prevent the arbitration of all remaining issues.

ARTICLE 11
COOPERATION AND ACCESS TO RECORDS

11.1  Cooperation in Litigation.  In the event that any of the Parties shall require the participation of another Party to aid in the defense or prosecution of litigation or Claims (including Tax examinations and audits), and so long as there exists no conflict of interest between the Parties, each Party shall use Commercially Reasonable Efforts to participate in such defense or prosecution, provided that the Party requiring assistance shall pay all reasonable out-of-pocket costs, charges and expenses of the Party providing assistance.

11.2  Taxes.  Purchaser and Seller shall provide each other with such information and cooperation as either of them reasonably requests from the other in connection with Tax Returns, Tax audits and other filings with any taxing authority relating to their respective businesses, including providing access to personnel of the other Party and copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by governmental authorities.

11.3  Maintenance of Records.  Seller shall deliver to Purchaser at Closing all records relating to the Company and its business.  Purchaser shall cause the Company to preserve and keep the records relating to its business for a period of three years from the date of this Agreement, or for such longer period as may be required by applicable Legal Requirement, and shall make such records and personnel available to the other as may be reasonably required by Seller in connection with any legal proceedings against or governmental investigations of Seller or in order to enable Seller to comply with its obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.  In the event the Company wishes to destroy (or permit to be destroyed) such records after that time, Purchaser shall first give ninety (90) days’ prior written notice to Seller and Seller shall have the right at its option and expense, upon prior written notice given to Purchaser within that ninety (90) day period, to take possession of the records within 180 days after the date of such notice.

ARTICLE 12
MISCELLANEOUS

12.1  Flow Loan Portfolio.  Purchaser shall make payments on the principal balance of the Flow Loan Portfolio as follows: (i) during the initial 180 days following Closing, Purchaser shall submit to CAC any principal payments received by Purchaser which relate to loans in the Flow Loan Portfolio (the “Flow Loans”), and any amounts received from the sale of any Flow Loans by Purchaser; and (ii) on the 180th day following Closing, if a principal balance remains on the Flow Loan Portfolio, Purchaser shall pay such balance to CAC within thirty (30) days. Purchaser shall also pay to CAC six percent (6%) interest on the daily balance of the Flow Loan Portfolio, which interest shall begin to accrue on the Closing Date and shall continue to accrue until the earlier of (i) the date on which the principal balance of the Flow Loan Portfolio has been paid in full or (ii) 180 days following Closing (the “Maturity Date”).  Purchaser shall make such interest payments to Seller beginning on March 1, 2009, and shall continue to make such interest payments on the first day of each calendar month thereafter until the Maturity Date.  Purchaser shall retain any and all loan origination fees, interim interest or profits received in connection with the sale of any Flow Loans.  Notwithstanding the foregoing, Purchaser shall only be responsible for payment of the outstanding principal balance and interest on those Flow Loans that are eligible for sale prior to the Maturity Date; any Flow Loans not eligible for sale by Purchaser prior to the Maturity Date shall be retained by Seller and Purchaser shall have no further obligation with respect thereto

12.2  Hold Loan Portfolio.  Following Closing, Purchaser shall service the Hold Loan Portfolio for Seller.  In exchange for servicing the Hold Loan Portfolio, Seller shall pay to Purchaser 150 basis points on the outstanding principal balance collected on the Hold Loan Portfolio, measured daily and paid on the first day of each calendar month during which Purchaser continues to service the Hold Loan Portfolio.  Seller shall also pay to Purchaser 15% of any amounts received from sales of any assets repossessed by Purchaser in connection with loans in the Hold Loan Portfolio (the “Hold Loans”) and shall reimburse Purchaser for any pre-approved expenses that it incurs in connection with (i) servicing the Hold Loan Portfolio, or (ii) repossessing assets or selling repossessed assets which relate to any Hold Loans.  Purchaser shall service the Hold Loan Portfolio in the Company’s offices in Hamilton, Alabama.

12.3  Execution in Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

12.4  Notices.  All notices given pursuant to the terms of this Agreement shall be in writing and shall be sufficient if given in writing and delivered or mailed by registered or certified mail postage prepaid, or if sent by facsimile (promptly confirmed by registered or certified mail postage prepaid), or by overnight courier, addressed as follows:

If to Purchaser, to:

Triad Financial Services, Inc.
4336 Pablo Oaks Court
Jacksonville, FL 32224
Attention: Don Glisson, Jr.
Telefax No.: 904-223-0979
Telephone No.:  904-223-1111

With a copy to:

Smith Hulsey & Busey
225 Water Street, Suite 1800
Jacksonville, Florida  32202
Attention:  John R. Smith, Jr.
Telefax No.:  904-359-7712
Telephone No.:  904-359-7757

If to Seller, to:

Cavalier Homes, Inc.
P.O. Box 540
Addison, Alabama  35565
Attn: Bobby Tesney
Telefax No.: 256-747-3044
Telephone No.:  256-747-9800

With a copy to:

Lowe, Mobley & Lowe
Attorneys at Law
P.O. Box 576
Haleyville, Alabama  35565
Attn: John W. Lowe, Esq.
Telefax No.: 205-486-4531
Telephone No.: 205-486-5296

or such other address as any Party shall have designated by notice in writing to the other Parties.  Unless otherwise provided herein, all notices, demands, and requests sent in the manner provided herein shall be effective upon the earlier of delivery thereof or three days after the mailing thereof by registered or certified mail.

12.5  Waivers.  Either Party may, by written notice to the other (a) extend the time for the performance of any of the obligations of the other Party under this Agreement; (b) waive any inaccuracies in the representations or warranties of the other Party contained in this Agreement;

(c) waive compliance with any of the conditions to its obligations contained in this Agreement; or (d) waive or modify performance of any of the obligations of the other Party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of either Party, shall be deemed to constitute a waiver by either Party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement.  The waiver by any Party of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

12.6  Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes the letter of intent dated November 4, 2008, between the Company and Purchaser, and all other prior agreements between the Parties with respect to the subject matter hereof.  This Agreement may be amended only by an agreement in writing signed by the Parties.

12.7  Construction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama and applicable federal law.  Venue shall be in the state and federal courts in Marion County, Alabama, and the state and federal courts in Marion County, Alabama, shall have personal jurisdiction over each of the Parties and the other Persons who have acknowledged and agreed to this Agreement.  The Parties acknowledge that they have been represented by counsel and that they have participated in the drafting of this Agreement.  Accordingly, the provisions of this Agreement are not to be construed in any way against or in favor of any Party by reason of the responsibilities of the Parties in connection with the preparation of this Agreement.

12.8  Severability. If any term, covenant or condition of this Agreement or the application thereof to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant or condition to Persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

12.9  Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the Parties and their successors and permitted assigns.  Except as expressly provided in Article 10, nothing in this Agreement is intended to confer on any Person other than the Parties or their successors and permitted assigns any rights, obligations or liabilities under or by reason of this Agreement.

12.10  Assignment.  Neither this Agreement nor any of the Parties’ rights or obligations hereunder may be assigned without the prior written consent of the other Parties, except that Purchaser may transfer all or part of its rights and obligations under this Agreement to an Affiliate of Purchaser.

12.11  Expenses. Except as otherwise provided herein, the Parties shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants and financial advisers.  In the event of litigation, arbitration or other adversary proceeding with respect to this Agreement or the transactions contemplated hereby.

12.12  Publicity. No Party shall issue any press release or make any other public statement, and each Party shall keep confidential, all matters relating to this Agreement, unless it obtains the prior approval of the other Parties, which approval shall not be unreasonably withheld.

[signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.

TRIAD FINANCIAL SERVICES, INC. By: /s/ Michael T. Glisson Michael T. Glisson Its: President

CAVALIER HOMES, INC. By: /s/ Bobby Tesney Bobby Tesney President

CIS FINANCIAL SERVICES, INC. By: /s/ Paula Reeves Paula Reeves President

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